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                                                                      EXHIBIT 10



                       REPRESENTATIONS, DESCRIPTION AND
                            UNDERTAKING PURSUANT TO
                       RULE 6e3(T)(b)(13)(iii)(F) UNDER
                      THE INVESTMENT COMPANY ACT OF 1940


Registrant makes the following representations:

(1)       Rule 6e-3(T)(b)(13)(iii)(F) is being relied upon.

(2) The level of the mortality and expense risk charge and the guaranteed minimum death benefit charge are within the range of industry practice for comparable contracts and reasonable in relation to the risks assumed by John Hancock under the Policies.

(3)       The methodology used to support the representation made in paragraph
          (2) above is based on an analysis of the levels of mortality and expense risk charges and guaranteed minimum death benefit charges being made in comparable contracts and of the nature of the mortality risk assumed, the nature of the guaranteed minimum death benefit risk assumed, and the nature of the expense risks assumed, including anti-selection and other risks to John Hancock that arise from the policyowner's ability to exercise various flexibility features under the Policies, all based on John Hancock's and its affiliates' experience with other insurance products in these regards. Registrant undertakes to keep and make available to the Commission on request the documents used to support the representations in paragraph (2) above.

(4)       (i)  Registrant has concluded that there is a reasonable likelihood that the distribution financing arrangement will benefit the Account and policyowners. Registrant undertakes to keep and make available to the Commission on request a memorandum setting forth the basis for this representation.

          (ii) Registrant represents that the Account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons to registrant, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.